As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NSTAR

(Exact name of the registrant as specified in its charter)

MASSACHUSETTS	04-3466300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

JAMES J. JUDGE,

Senior Vice President, Treasurer and

Chief Financial Officer

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2410

(Name and address, including zip code, and telephone number,

including area code, of agent for service of process for the registrant)

With copies to:

DAVID A. FINE, ESQ.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Shares, par value $1.00 per share	2,000,000 shares	$47.45	$94,900,000.00	$12,023.83

*	Estimated solely for purposes of calculating the registration fee. Based on the average of the high and low sales prices of the registrant’s common shares on the New York Stock Exchange on June 25, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to Completion, dated,                         , 2004

PROSPECTUS

DIVIDEND REINVESTMENT AND DIRECT

COMMON SHARES PURCHASE PLAN

The NSTAR Dividend Reinvestment and Direct Common Shares Purchase Plan provides a convenient and economical way for you to purchase our Common Shares and offers you the opportunity to reinvest cash dividends and purchase additional Common Shares with optional cash investments.

You do not have to be a current shareholder to participate in the Plan. You may enroll in the Plan by making an initial investment of at least $500, which will be applied to the initial purchase of Common Shares.

Participants in the Plan have the opportunity to make weekly optional cash investments. The minimum optional cash investment amount is $50. The maximum amount of optional cash investments that you may invest in any calendar year is $250,000, including any initial investment. Participants in the Plan may make automatic monthly investments for a specified amount (not less than $50 per month) through an Automated Clearing House withdrawal from their savings or checking account for purchases of Common Shares. Employees have the additional option of utilizing payroll deductions to make the initial and subsequent optional cash investments.

The price of Common Shares purchased from the Company under the Plan will be 100% of the average of the high and low sale prices for such shares as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange (NYSE) - Composite Transactions for the applicable investment date. The purchase price for shares purchased on the open market will be equal to the weighted average price for all shares so purchased by EquiServe for the applicable investment date.

NSTAR Common Shares trade on the NYSE under the ticker symbol “NST.”

This Prospectus relates to 2,000,000 authorized and unissued Common Shares of the Company. You should retain this Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Anyone who tells you otherwise is committing a crime.

The date of this Prospectus is July     , 2004

THE COMPANY

NSTAR is an energy delivery company serving approximately 1.4 million customers in 107 cities and towns in Massachusetts, including approximately 1.1 million electric customers in 81 communities and approximately 300,000 gas customers in 51 communities. NSTAR’s retail utility subsidiaries are Boston Edison Company, Commonwealth Electric Company, Cambridge Electric Light Company, and NSTAR Gas Company. NSTAR also has ownership interests in and conducts non-utility, unregulated operations.

NSTAR’s principal executive offices are located at 800 Boylston Street, Boston, Massachusetts 02199, and its telephone number is (617) 424-2000.

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Company’s Dividend Reinvestment and Direct Common Shares Purchase Plan.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a convenient and economical way of investing cash dividends in Common Shares of the Company as well as making optional cash investments to purchase Common Shares.

FEATURES AND BENEFITS

2.	What are the features of the Plan?

Participants in the Plan may:

•	reinvest all or part of their Common dividends, conveniently and economically

•	reinvest all or part of the dividends on their Boston Edison Preferred Stock

•	purchase additional Common Shares with cash, as often as once per week ($50 minimum-$250,000 annual maximum)

•	use electronic funds transfer from their bank account for automatic monthly purchase of shares

•	sell shares through the Internet or by telephone

•	deposit share certificates in safekeeping

•	receive a regular statement of account with a complete record of each transaction

Full investment of funds is possible under the Plan because the Plan permits fractional shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends in respect of such fractions, as well as on full shares, will be credited to participants’ accounts.

ADMINISTRATION

3.	Who administers the Plan for participants?

EquiServe Trust Company, N.A.(“EquiServe”), a federally chartered trust institution, administers the Plan for participants, maintains records, sends statements of account to participants following the completion of any activity affecting the balance of an account and performs other duties relating to the Plan. EquiServe, Inc., an affiliate of EquiServe and a transfer agent registered with the Securities and Exchange Commission, acts as service agent for EquiServe. Correspondence to EquiServe should be sent to EquiServe Trust Company, N.A.,

NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010. EquiServe may be contacted by calling 1-800-338-8446 or for the Telecommunication Device for the Deaf (TDD) by calling 1-800-952-9245. You may also contact EquiServe through the Internet at www.nstaronline.com or through Equiserve’s website at www.equiserve.com.

PARTICIPATION

4.	Who is eligible to participate in the Plan?

NSTAR Shareholders:

All holders of record of Common Shares or shares of Preferred Stock of Boston Edison Company are eligible to participate in the Plan. Purchases under the Plan will be made only in Common Shares. Beneficial owners of any of the Company’s shares whose shares are registered in names other than their own (e.g., a broker or bank nominee), may arrange for the record holder to participate in the Plan on his or her behalf. To facilitate this, the Company has instructed EquiServe to make arrangements with major depositories to provide for brokers and bank nominees to participate on a dividend-by-dividend basis on behalf of beneficial owners. Beneficial owners who are unable to arrange participation with their broker or bank nominee must become a record holder by having the shares registered in their own name. Alternatively, beneficial owners may participate in the same manner as interested investors who do not currently own any Common Shares, as described below.

Interested Investors Who Are Not Currently Shareholders:

All interested investors who are not already shareholders of the Company may participate in the Plan without first becoming shareholders of the Company. Once an interested investor joins the Plan, that investor’s participation in the Plan is no different from that of any other shareholder who participates in the Plan.

PARTICIPATION BY CURRENT SHAREHOLDERS

5.	How does a current shareholder enroll in the Plan?

A shareholder may enroll in the Plan at any time

•	through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com,

•	by calling EquiServe at 1-800-338-8446, or

•	by completing the Enrollment Authorization Form and returning it to EquiServe.

Those shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared.

6.	Can a shareholder deposit shares held in certificate form in Safekeeping?

Any shareholder who holds Common Shares in certificate form may deposit those shares into the Plan. Deposited shares will then be held in book entry form (i.e., deposit those shares in “Safekeeping” as described below).

The certificates of Common Shares submitted for Safekeeping will be added to the participant’s account balance and will appear in subsequent statements. Certificates should be sent to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010 by registered or certified mail, properly insured, with a letter of instruction notifying EquiServe of a desire to deposit shares into Safekeeping. Certificates should not be endorsed for deposit purposes.

PARTICIPATION BY INTERESTED INVESTORS WHO ARE NOT CURRENT SHAREHOLDERS

7.	How does an interested investor who is not currently a shareholder enroll in the Plan?

If you are not a current NSTAR shareholder, you may enroll in the Plan through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com. Alternatively, you may mail a completed Initial Investment Form together with a check of at least $500 payable to “EquiServe -NSTAR” to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010 in the return envelope provided. All checks must be in U.S. funds and drawn on a U.S. bank or financial institution. Third-party checks, money orders and travelers checks will not be accepted.

You may also join the Plan by authorizing a minimum of ten (10) consecutive automatic monthly deductions of at least $50 from your U.S. bank account. Simply complete the Automatic Monthly Investment Form on the reverse side of your Initial Investment Form.

Upon receiving the Initial Investment Form and establishing an account, EquiServe will make the initial investment within five trading days.

PARTICIPATION BY EMPLOYEES

8.	How does an employee enroll in the Plan?

Employees may also enroll in the same manner as current shareholders or interested investors as described above. In addition, employees may enroll in the Plan by means of the payroll deduction option as described in Question 12.

INVESTMENT OPTIONS

9.	What are the dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, part, or none of the dividends on your NSTAR Common Shares or Boston Edison Preferred Shares for the purchase of additional NSTAR Common Shares. The options available to you are as follows:

•	Full Dividend Reinvestment. If you select this option, EquiServe will apply all of your dividends on all Common Shares and/or Boston Edison Preferred Stock registered in your name toward the purchase of additional NSTAR Common Shares.

•	Partial Dividend Reinvestment. If you select this option, EquiServe will pay you dividends in cash on the number of shares that you specify on your enrollment form and apply the balance of your dividends toward the purchase of additional Common Shares.

•	Cash Payments Only (No Dividend Reinvestment). If you select this option, your dividends will not be reinvested. Instead, you will receive payment by check or direct deposit (at your option) for all of your cash dividends.

The dates on which dividends will be reinvested are described in Question 14. EquiServe will continue to reinvest your dividends as you have indicated on your enrollment form until you specify otherwise.

COSTS

10.	Are there any expenses to participants in connection with purchases under the Plan?

The following fees and expenses apply:

Description	Amount
Initial enrollment fee, if applicable	$10.00
Service charge for optional cash investments	$5.00 per purchase
Service charge for investment of automatic bank withdrawals	$2.50 per purchase
Brokerage commissions on open market purchases of Common Shares (including optional cash investments and dividend reinvestment)	$0.04 per share
Service charge for sale of Common Shares	$15.00 per sale
Brokerage commissions on sale of Common Shares	$0.12 per share
Charge for dishonored checks/automatic monthly withdrawals	$35.00
Charge for prior year investment history	$25.00

All Plan fees and charges, including brokerage commissions, are subject to change by NSTAR and EquiServe.

OPTIONAL CASH INVESTMENTS

11.	What are the limitations on making optional cash investments?

The option to make cash investments is available to participants at any time. To purchase shares by making optional cash investments, you must invest at least $50 at any one time (at least $500 for an initial investment if you are not already a shareholder) but cannot invest more than $250,000 in any calendar year. The same amount of money need not be invested each time, and there is never any obligation to make an optional cash investment.

12.	How is an optional cash investment made?

There are several ways to make optional cash investments:

By Check:

Optional cash investments may be made by the use of the cash payment form attached to the statement sent to participants by EquiServe. Optional cash investments should be made in the form of a check payable in U.S. funds, drawn on a U.S. bank. Checks should be made payable to EquiServe Trust Company, N.A.-NSTAR, and mailed to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010.

An optional cash investment may be made by a shareholder when enrolling by enclosing a check with the completed Enrollment Authorization Form. Checks should be made payable to EquiServe Trust Company, N.A.-NSTAR, and returned along with the Enrollment Authorization Form to the address above.

Through the Internet:

Optional cash investments may be made through the Internet with a withdrawal from a U.S. savings or checking account at www.nstaronline.com or EquiServe’s website at www.equiserve.com. Participants should check their online confirmation for their bank account withdrawal date and their Investment Date.

By Automatic Monthly Investment:

Participants in the Plan may make automatic monthly investments of a specified amount (not less than $50 per month) through an Automated Clearing House withdrawal from their savings or checking account at a U.S. bank. Once automatic deductions are initiated, funds will be debited from the participant’s designated bank account on either the 1st or the 15th of each month. If the 1st or 15th is not a banking business day, then the debit date will be the next business day that is also a banking day. Automatic investment funds will be held by EquiServe for three banking business days before they are invested in Common Shares on the first Investment Date thereafter. Participants may enroll through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com. Alternatively, enrollment forms for Automatic Monthly Investment may be obtained by calling EquiServe at 1-800-338-8446. Properly completed Automatic Monthly Investment Forms returned to EquiServe will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Automatic withdrawals will continue indefinitely until EquiServe is notified that the automatic deductions are to stop. Participants can change or stop the automatic payments by providing notice through the Internet or by completing and returning a new form to EquiServe.

Through Payroll Deduction (Employees Only):

Employees can enroll in the Plan and make optional cash investments through payroll deductions. To authorize payroll deductions, employees should complete the Payroll Deduction Authorization Form (available from the Company Investor Relations Department). This form authorizes the Company to deduct any amount specified by the employee, but at least $50 per month (and subject to the $250,000 annual maximum investment), from the employee’s regular paycheck. Each month, EquiServe will invest the accumulated payroll deductions in Common Shares beginning on the first optional cash Investment Date for that month. If the total amount contributed by an employee through payroll deductions and optional cash investments exceeds the annual $250,000 limit, EquiServe will return to the employee the excess received over $250,000.

In order to commence payroll deductions, the Payroll Deduction Authorization Form must be received by the Company’s Payroll Department two weeks before the payday on which the employee has requested the deductions to begin. An employee may change the amount of the deductions by submitting a new Payroll Deduction Authorization Form, or other appropriate form which may be obtained from the Company, two weeks before the payday on which the employee wishes to effect the change. No interest will be paid by the Company or EquiServe on payroll deductions.

13.	When will optional cash investments received by EquiServe be invested?

Optional cash investments will be invested at least once per week, typically on Wednesday. Optional cash investments must be received at least two business days prior to an Investment Date to be invested on that date. If that date is a day on which the NYSE is closed, the Investment Date will be the next following date on which the NYSE is open. Under no circumstances will the Company or EquiServe pay interest on any funds held pending investment. Any funds held by EquiServe will be returned upon the participant’s written request, provided the request is received at least two business days before an Investment Date. Any optional cash investments received of less than $50 (or less than $500 for an initial investment) or in excess of the $250,000 annual maximum will be returned to the participant.

In the event that any deposit of money (by check or ACH debit transaction) is returned to EquiServe unpaid for any reason, EquiServe will consider the request for investment of such money null and void and shall immediately remove from the participant’s account any shares or fraction thereof which may have been credited to that account in connection with the returned deposit. EquiServe shall be entitled to sell these shares to satisfy any amount of such money uncollected. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such moneys which are uncollected, the participant shall be liable for any such deficiency and EquiServe shall be entitled to sell additional shares from the participant’s account to satisfy the uncollected balance. In addition, a fee will be charged for any such deposit returned unpaid. (See our current Plan fee schedule in Question 10 for more information.)

DIVIDEND REINVESTMENT

14.	When will dividends be invested?

Cash dividends on Common Shares and Boston Edison Preferred Stock are generally payable on or about the first day of February, May, August and November. The Investment Date for these dividends will be on the dividend payment date or, if that date is a day on which the NYSE is closed, the Investment Date will be the next following date on which the NYSE is open.

If EquiServe receives an Enrollment Authorization Form signed by a shareholder entitled to a dividend on or before the record date for a particular dividend (generally on or about the 10th day of the month prior to the payment date), that dividend will be used to purchase additional Common Shares for the shareholder on the payment date for that dividend. If the Enrollment Authorization Form is received by EquiServe after the record date for a particular dividend, then the reinvestment of dividends will not begin until the next following applicable dividend payment date. For example, in order to invest the quarterly Common Shares dividend payable November 1 with a record date of October 10 a shareholder’s Enrollment Authorization Form must be received by EquiServe no later than October 10. If the Enrollment Authorization Form is received after October 10 the dividend payable on November 1 will be paid in cash, and the shareholder’s participation in the Plan will begin with the next dividend payment date (February 1).

SOURCE OF PURCHASED SHARES

15.	What is the source of shares purchased under the Plan?

Common Shares needed to meet the requirements of the Plan will be either newly issued shares purchased directly from the Company or shares purchased in the open market. The Company may change its determination regarding the source of shares no more than once every three months.

16.	How many Common Shares will be purchased for participants?

The number of shares purchased (including any fraction of a share) for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional cash investments (including payroll deductions) and/or any initial investment of the participant on that Investment Date by the applicable purchase price per share. In the event of open market purchases, shares will not be allocated to participants’ accounts until the date on which EquiServe has settled purchases of sufficient shares for all participants.

17.	What will be the price of Common Shares purchased under the Plan?

In the event that Common Shares are purchased by EquiServe on the open market, the purchase price to participants will be equal to the weighted average purchase price for all shares so purchased for the relevant Investment date.

In the event that Common Shares are purchased from the Company, the purchase price will be 100% of the average of the daily high and low sale prices for such Common Shares as published in the Eastern Edition of The Wall Street Journal report on the NYSE - Composite Transactions for the applicable Investment Date, or in the absence of any such publication, as reported in any nationally recognized newspaper.

REPORTS TO PARTICIPANTS

18.	How will participants be advised of their purchase of shares?

As soon as practicable after each purchase, a participant will receive a statement of account. These statements are a participant’s continuing record of purchases made through the Plan and should be retained for tax purposes. In addition, each participant will receive copies of the same communications sent to every other shareholder, including the annual report, notice of shareholders’ meeting and proxy statement, and income tax information for reporting dividends paid.

Participants should be aware that it is important to retain all statements received because, generally, a fee is incurred when requesting past history from EquiServe. (See our current Plan fee schedule in Question 10 for more information.)

CERTIFICATES FOR SHARES

19.	Will certificates be issued for Common Shares purchased through the Plan?

Normally, certificates for Common Shares purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s statement of account. This additional service protects against loss, theft or destruction of certificates.

Certificates for any number of whole shares credited to an account under the Plan will be issued upon the request of a participant who wishes to remain in the Plan. Requests may be made by accessing your account through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com, or by calling EquiServe at 1-800-338-8446. Written requests should be mailed to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010. A withdrawal/termination form is provided on your account statement for this purpose.

Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant’s name.

Certificates for fractional shares will not be issued under any circumstances.

20.	In whose name will an account be maintained and certificates registered when issued?

An account for a participant will be maintained by EquiServe in the participant’s name as shown on the Company’s records at the time the participant enters the Plan. When issued, certificates for full shares will be registered in the account name.

Upon written request, certificates can also be registered and issued in names other than the account name upon the execution of a lawful stock power assignment, if applicable, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the certificate or stock power assignment bears the signature of the participant and the signature is authenticated with a Medallion Signature Guarantee.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

21.	How do participants change their method of participation?

Participants may change their method of participation at any time by accessing their account through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com, by calling EquiServe at 1-800-338-8446, or by completing an Enrollment Authorization Form and returning it to EquiServe. A participant may also submit a written request to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010. The Enrollment Authorization Form must be received by EquiServe on or before the record date of a dividend in order for the change to be effective for such dividend.

22.	May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

If the request to withdraw is received by EquiServe on or before the record date for any particular dividend, the amount of the dividend which would otherwise have been invested on such Investment Date, will be paid as soon as practicable to the withdrawing participant. Thereafter, all dividends will be paid by check to the shareholder. A shareholder may elect to re-enroll in the Plan at any time as described in Question 5.

23.	How do participants withdraw some or all of their shares from the Plan?

In order to withdraw from the Plan, participants must notify EquiServe by accessing their account through the Internet at www.nstaronline.com or EquiServe’s website at www.equiserve.com, by telephone at 1-800-338-8466 or in writing with a withdrawal request. A withdrawal/termination form is provided on the account statement for this purpose. This notice should be addressed to EquiServe Trust Company, N.A., NSTAR Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010. When a participant withdraws from the Plan or upon termination of the Plan by the Company, certificates will be issued for whole shares credited to the participant’s account under the Plan and a cash payment will be made for any fraction of a share.

The participant may request through the Internet, by telephone or in writing that some or all of the shares, both whole and fractional, credited to the participant’s account in the Plan be sold. If a participant requests that shares be sold, EquiServe will make every effort to process the order on the day it is received, provided that instructions are received before 1 p.m. Eastern time on a business day when EquiServe and the relevant securities market are open, but in no event later than five trading days after the date the order is received (except where deferral is necessary under applicable Federal or state laws or regulations).

Sales will be made at the then current market price of the Common Shares on the day the transaction is processed determined in the manner set forth in Question 17 for purchases. The participant will receive the proceeds of the sale less any brokerage commission, transfer tax and a service fee. (See our current Plan fee schedule in Question 10 for more information.)

Participants should be aware that prices of Common Shares may fall during the period between a request for sale, its receipt by EquiServe, and the ultimate sale in the open market within five business days after receipt. This risk should be evaluated by the participant and is a risk to be borne solely by the participant. Proceeds from the sale of shares will not be mailed to the participant prior to settlement of funds from the brokerage firm, which usually occurs three business days after the sale of shares. Information regarding the sale of shares will be furnished to the Internal Revenue Service.

Participants should note that all sale requests having an anticipated market value of $100,000 or more must be submitted in written form. In addition, all sale requests within thirty (30) days following an address change to a participant’s account must be submitted in written form.

The participant’s interest in any fractional share held at termination will be paid in cash at the then current market value of the Common Shares as determined in the manner set forth in Question 17 for purchases, less any brokerage commission and any transaction fees.

24.	How does an employee participating through payroll deductions withdraw from the Plan?

In addition to the withdrawal request sent to EquiServe, a participating employee who wishes to discontinue the payroll deductions must notify the Company’s Payroll Department in writing sufficiently in advance of the employee’s next paycheck to allow processing (normally at least two weeks). If the notice is timely received by the Company, no further payroll deductions will be made. The accumulated amount withheld during the period between the last investment date and the time the withdrawal request is processed (even if less than the $50 monthly minimum amount) will be invested on the next month’s Investment Date, unless prior to such Investment Date the employee notifies the Company’s Payroll Department in writing that such employee wants to receive all withheld amounts in cash.

If an employee has withdrawn from the Plan with EquiServe prior to discontinuing their payroll deduction, the accumulated amount withheld will be paid to the employee in cash.

25.	What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash payment representing any fraction of a share will be mailed directly to the participant. The cash payment will be based on the then current market price of the Common Shares as determined in the manner described in Question 17 for purchases when the transaction is processed, less any brokerage commission and any transaction fee. Participants should maintain their statement of account as their record for income tax purposes.

26.	May an employee terminate participation through payroll deductions and still remain in the Plan?

Yes. An employee who terminates payroll deductions may leave shares in the Plan. The participant may also continue to make optional cash investments.

27.	What happens if a participant has less than one full share in their Plan account?

If a participant does not own at least one whole share registered in their name or held through the Plan, their participation in the Plan may be terminated. NSTAR may also terminate participation in the Plan upon written notice mailed to a participant at the address appearing on EquiServe’s records. If a participant’s participation in the Plan has been terminated, the participant will receive a check for the cash value of any fractional share held in their Plan account. Fractions of shares will be valued at the then current market price, less any brokerage commission and transaction fee.

28.	May a participant who has withdrawn from the Plan rejoin?

Generally, a participant that has withdrawn from the Plan may again rejoin at any time. However, the Company reserves the right to reject any former participant on the grounds of excessive withdrawals.

OTHER INFORMATION

29.	What happens when a participant sells or transfers all of the certificate shares registered in the participant’s name?

If a participant disposes of all shares registered in the participant’s name in certificate form, EquiServe will continue to hold any shares credited to the account under the Plan in book-entry form. As long as there are shares credited to a participant’s account, that participant will remain a participant in the Plan until the participant notifies EquiServe of a desire to terminate their participation. However, if a participant has only a fractional share credited to the participant’s account under the Plan on the record date for any cash dividend on the Common Shares, the Company reserves the right not to reinvest any additional dividends on such fractional share. If the Company exercises this right, the participant will receive a cash payment representing such fraction of a share plus the amount of the cash dividend on such fraction. The cash payment for the fractional share will be valued at the then current market price of the Common Shares when the transaction is processed, less any brokerage commission and any transaction fee.

30.	What happens if the Company declares a share split?

Any split shares distributed by the Company on shares credited to a participant’s account or held by a participant in certificate form will be credited to the participant’s account.

31.	How will a participant’s shares held under the Plan be voted at meetings of shareholders?

You have the exclusive rights to exercise all voting rights with respect to all of the Common Shares credited to your account. Participants will receive proxy materials from the Company for each shareholder meeting that will cover all the Company shares registered in the participant’s name.

32.	What are the federal income tax consequences of participation in the Plan?

a.	Reinvested Dividends

Reinvested dividends will be subject to federal income tax in the same manner as if the dividend was paid in cash.

The tax basis of shares purchased with reinvested dividends is the amount taxed as a dividend upon the receipt of such shares.

In the case of a shareholder who is subject to backup withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested in Common Shares.

b.	Optional Cash Investments

Participants who purchase shares with optional cash investments realize no taxable income at the time of the purchase. Employees of the Company who participate in the payroll deduction aspect of the Plan will have the same federal income tax obligations with respect to the payroll deductions as they would have had if the money were not deducted from their paycheck. Participating employees will be treated for federal income tax purposes as having received the full amount of their salary for that pay day notwithstanding the deductions from their paychecks.

The tax basis of shares purchased with optional cash investments is the amount paid for the shares, including amounts paid for brokerage commissions.

c.	General

A participant will not realize any taxable income solely as a result of receiving a certificate for whole shares credited to the participant’s account, either upon request for the certificates for certain of those shares or upon withdrawal from or termination of the Plan.

A participant will recognize gain or loss when shares are sold, whether such sale is pursuant to a request upon the participant’s withdrawal from the Plan or takes place after withdrawal from or termination of the Plan. A participant will also recognize a gain or loss upon receipt of a cash payment for a fraction of a share. In either event, the amount of the gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

All participants are urged to consult their own tax advisors to determine the particular federal, state, and/or local tax consequences that may result from their participation in the Plan and the subsequent disposal by them of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

All shares that are sold through EquiServe will be reported to the IRS as required by law. IRS Form 1099-B will be mailed by January 31 to all those who sold Common Shares through the Plan. The 1099-B form will only include proceeds received from the sale of shares. The participant is responsible for calculating the cost basis of the shares sold and any gain or loss on the sale.

d.	Shareholders Subject to Withholding

Under backup withholding requirements of Federal income tax law, dividends that are reinvested and the proceeds of the sale of any shares under the Plan will be subject to the withholding tax if (i) the participant fails to certify to EquiServe that he or she is not subject to backup withholding and that the taxpayer identification number on the account is correct (on Form W-9); or (ii) the IRS notifies NSTAR or EquiServe that the participant is subject to back-up withholding. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares and the remaining amount will be reinvested or paid as instructed.

If a participant is a non-resident foreign Participant, under withholding requirements of Federal income tax laws, dividends that are reinvested under the Plan will be subject to the withholding tax unless reduced or eliminated pursuant to tax treaties. Any required income tax withholding will be deducted from dividends and the remaining amount will be reinvested.

33.	May the Plan be changed or discontinued?

While the Company hopes to continue the Plan indefinitely, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to participants.

34.	What is the liability of the Company and EquiServe under the Plan?

The Company and EquiServe will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, the price at which the Company’s Common Shares are purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of the Company’s Common Shares.

The participant should recognize that neither the Company nor EquiServe can assure a profit or protect against a loss on the shares purchased under the Plan.

35.	Who interprets and regulates the Plan?

The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

USE OF PROCEEDS

We will receive proceeds from the purchase of our Common Shares pursuant to the Plan only to the extent that those purchases are of newly issued shares made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is: www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

•	Current Reports on Form 8-K filed on January 22, 2004, and April 29, 2004.

•	Description of the Common Shares included in the Registration Statement on Form S-4 filed with the SEC on May 12, 1999, including any amendment or report filed for the purpose of updating such description.

•	We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the covered securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet site at the address described above and at our website at www.nstaronline.com. Our website is not part of this prospectus. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

NSTAR

Investor Relations

One NSTAR Way

Westwood, MA 02090

(781) 441-8338

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL OPINIONS

The validity of the Common Shares is being passed upon for the Company by Ropes & Gray LLP, One International Place, Boston, Massachusetts, counsel for the Company.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

With respect to the unaudited financial information of NSTAR for the three-month periods ended March 31, 2004 and 2003, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 3, 2004, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

NSTAR

Dividend Reinvestment and Direct Common

Shares Purchase Plan

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

1. Registration Fee	$12,023.83
2. Cost of Printing and Mailing	14,800.00
3. Accounting Fees	25,000.00
4. Legal fees	10,000.00
6. Miscellaneous	3,000.00

Total	$64,823.83

Item 15.	Indemnification of Directors and Officers.

Section 9 of the Company’s By-laws provides as follows:

SECTION 9. INDEMNIFICATION OF TRUSTEES AND OFFICERS

NSTAR’s declaration of trust provides that, to the extent legally permissible, each of NSTAR’s trustees and officers shall be indemnified by the trust estate against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person’s being or having been such a trustee or officer, except with respect to any matter as to which such person shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of NSTAR; provided, however, that as to any matter disposed of by a compromise payment by such trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expense shall be provided unless such compromise shall be approved as in the best interests of NSTAR, after notice that it involves such indemnification, (i) by a disinterested majority of the trustees then in office, or (ii) by a majority of the disinterested trustees then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of NSTAR, or (iii) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested trustee or officer.

No trustee, officer or agent of NSTAR shall be liable except for acts or failures to act which at the time would impose liability on him or her if the trust were a Massachusetts business corporation and he or she were a director, officer or agent thereof, respectively. In determining what he or she reasonably believes to be in the best interests of NSTAR, a trustee may consider the interests of NSTAR’s employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations, and the long-term and short-term interests of NSTAR, its subsidiaries and its shareholders, including the possibility that these interests may best be served by the continued independence of NSTAR. Notwithstanding any provision of law or any provision contained in the declaration of trust, a trustee shall not be liable to NSTAR or any shareholder for monetary damages for breach of fiduciary duty as a trustee except with respect to any matter as to which such liability is imposed by applicable law and he or she shall have been adjudicated (i) to have breached his or her duty of loyalty to NSTAR or its shareholders, (ii) to have acted not in good faith, or omitted to act in good faith, (iii) to have knowingly violated the law or intentionally engaged in misconduct, or (iv) to have derived any improper personal benefit from a transaction.

In discharging his or her duties, a trustee or officer of NSTAR, when acting in good faith, shall be fully protected in relying upon the books of account of NSTAR or of another organization in which he or she serves as contemplated by the indemnification provisions of the declaration of trust, reports made to NSTAR or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the trustees or similar governing body of such other organization, or upon other records of NSTAR or of such other organization. The rights of indemnification provided in the declaration of trust shall not be exclusive of or affect any other rights to which any trustee or officer may be entitled and such rights shall inure to the benefit of his or her successors, heirs, executors, administrators and other legal representatives. As used in the relevant provisions of the declaration of trust, the terms “trustee” and “officer” include persons who serve at the request of NSTAR as directors, officers, or trustees of another organization in which NSTAR has any direct or indirect interest as a shareholder, creditor or otherwise.

Expenses, including counsel fees, reasonably incurred by any trustee or officer with respect to the defense or disposition of any action, suit or proceeding referred to in the indemnification provisions of the declaration of trust may be advanced by NSTAR prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he or she is entitled to indemnification. Nothing contained in these provisions affects any rights of indemnification to which NSTAR personnel other than trustees and officers may be entitled by contract or otherwise under law. No trustees shall be obligated to give any bond or other security for the performance of any of his or her duties.

NSTAR has purchased two-part policies of insurance covering directors’ and officers’ liability and reimbursement of certain expenses of NSTAR and the Company for indemnification of a director or officer. The policies covering directors’ and officers’ liability provide for payment on behalf of a director or officer of any Loss (defined to include among other things damages, judgments, settlements, costs and expenses) arising from claims against such director or officer by reason of any Wrongful Act (as defined) subject to certain exclusions.

For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.	Exhibits

See “Exhibit Index.”

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, S-8, or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Undertaking related to acceleration of effectiveness:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the day of June 29, 2004.

NSTAR

By:	/S/ DOUGLAS S. HORAN
Douglas S. Horan, Senior Vice President, Strategy, Law and Policy, General Counsel and Clerk

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

In addition, the undersigned officers and trustees of NSTAR, hereby severally constitute and appoint James J. Judge and Douglas S. Horan and each of them singly, their true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any registration statements relating to the same offering effective upon filing pursuant to Rule 462(b)) or supplements to the Registration Statement on Form S-3 of NSTAR, and generally to do all such things in our name and on our behalf in our capacities indicated below to enable NSTAR to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be required by our said attorneys or any of them, to any and all said amendments.

/S THOMAS J. MAY THOMAS J. MAY	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Trustee	Date: June 29, 2004

/S/ JAMES J. JUDGE JAMES J. JUDGE	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	Date: June 29, 2004

/S/ R. J. WEAFER, JR. ROBERT J. WEAFER, JR.	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	Date: June 29, 2004

/S/ GARY L. COUNTRYMAN GARY L. COUNTRYMAN	Trustee	Date: June 29, 2004

/S/ DANIEL DENNIS DANIEL DENNIS	Trustee	Date: June 29, 2004

/S/ THOMAS G. DIGNAN, JR. THOMAS G. DIGNAN, JR.	Trustee	Date: June 29, 2004

/S/ CHARLES K. GIFFORD CHARLES K. GIFFORD	Trustee	Date: June 29, 2004

/S/ MATINA HORNER MATINA S. HORNER	Trustee	Date: June 29, 2004

/S/ FRANKLIN M. HUNDLEY FRANKLIN M. HUNDLEY	Trustee	Date: June 29, 2004

/S/ PAUL A. LA CAMERA PAUL A. LA CAMERA	Trustee	Date: June 29, 2004

/S/ SHERRY H. PENNEY SHERRY H. PENNEY	Trustee	Date: June 29, 2004

/S/ WILLIAM C. VAN FAASEN WILLIAM C. VAN FAASEN	Trustee	Date: June 29, 2004

/S/ G.L. WILSON Gerald L. WILSON	Trustee	Date: June 29, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	NSTAR Declaration of Trust, dated April 20, 1999 (incorporated by reference to Annex D to the Proxy Statement/Prospectus in Part I of Registration Statement on Form S-4 of NSTAR (No. 333-78285)).

4.2	By-laws of NSTAR, dated April 20, 1999 (incorporated by reference to Annex E to the Proxy Statement/Prospectus in Part I of Registration Statement on Form S-4 of NSTAR (No. 333-78285)).

5.1	Opinion of Ropes & Gray LLP.

15.1	Awareness Letter of PricewaterhouseCoopers LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Ropes & Gray (included in Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page attached hereto).